Exhibit 21

UNIFI, INC.

SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation or Organization	Unifi Percentage of Voting Securities Owned
Unifi Asia Pacific (Hong Kong) Company, Limited (“UAP”)	Hong Kong	100% - USG

Unifi Vietnam Company Limited	Vietnam	100% - UAP

Unifi Switzerland GmbH (“USG”)	Switzerland	100% - UHA

Unifi Holding 1, BV (“UH1”)	Netherlands	100% - USG

Unifi Holding 2, BV (“UH2”)	Netherlands	100% - UH1

Unifi Textiles Holding, SRL (“UTH”)	Barbados	100% - UAP

Unifi do Brasil, Ltda.	Brazil	>99.99% - UH1 <0.01% - UMI

Unifi Manufacturing, Inc. (“UMI”)	North Carolina	100% - Unifi, Inc.

Unifi Kinston, LLC	North Carolina	100% - UMI

Unifi Sales & Distribution, Inc.	North Carolina	100% - Unifi, Inc.

Unifi Latin America, S.A.S.	Colombia	100% - USG

Unifi Textiles (Suzhou) Co. Ltd.	P.R. China	100% - UTH

Unifi Central America, Ltda. de CV	El Salvador	>99.99% - UH1 <0.01% - UH2

Unifi Textiles Colombo (Private) Limited	Sri Lanka	100% - USG

Unifi Holding Asia, B.V. (“UHA”)	Netherlands	100% - Unifi, Inc.

Unifi Vietnam Company Limited	Vietnam	100% - UAP

Unifi Turkey Textile Commerce Joint Stock Company	Turkey	100% - UAP

Unifi Textiles India Private Limited	India	>99.99% - Unifi, Inc.
<0.01% - UMI